Filed pursuant to Rule 424(b)(7)

Registration No. 333-187085

SUPPLEMENT NO. 4 TO PROSPECTUS DATED MAY 8, 2013

Clean Energy Fuels Corp.

6,329,112 Shares of Common Stock

This supplement no. 4 modifies and supersedes certain information contained in the prospectus dated May 8, 2013 of Clean Energy Fuels Corp., which is part of a Registration Statement on Form S-3 (File No. 333-187085) filed with the Securities and Exchange Commission relating to the offer and sale of securities by the selling stockholders named in the prospectus. We will not receive any proceeds from the sale of shares being sold by the selling stockholders.

This supplement no. 4 should be read in conjunction with that prospectus, including any other prospectus supplements thereto and all information incorporated by reference therein, and this supplement no. 4 is qualified by reference to the prospectus, any other prospectus supplements thereto and such incorporated information, except to the extent that the information provided by this supplement no. 4 modifies and supersedes the information in the prospectus, any other prospectus supplements thereto or any such incorporated information. This supplement no. 4 is not complete without, and may not be delivered or utilized except in conjunction with, the prospectus dated May 8, 2013 with respect to the securities described in the prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and our other periodic reports filed with the Securities and Exchange Commission (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in the prospectus or in any supplement thereto, before making a decision to invest in our securities. See “Where You Can Find More Information” in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this supplement no. 4 is July 11, 2018.

This supplement no. 4 is being provided for the sole purpose of amending and restating the information about the selling stockholders that appears under the heading “Selling Stockholders” in the prospectus. Such section of the prospectus is amended and restated in full as set forth below.

SELLING STOCKHOLDERS

Each of the selling stockholders, or their respective permitted transferees, pledgees, donees or their successors, may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when or in what amount the selling stockholders may offer their shares for sale under this prospectus, if any.

The following table, which was prepared based on information publicly filed or supplied to us by the selling stockholders, sets forth, with respect to each selling stockholder, the name of the selling stockholder, the number of shares beneficially owned by the selling stockholder and the number of shares to be offered by the selling stockholder pursuant to this prospectus. The table also provides information regarding the beneficial ownership of our common stock with respect to each selling stockholder, as adjusted to reflect the assumed sale of all of the shares of common stock offered under this prospectus by such selling stockholder. The ownership percentages indicated in the following table are based on 203,425,183 outstanding shares of our common stock as of June 13, 2018. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding (i) shares of common stock issuable upon conversion of the Convertible Notes held by that person, and (ii) shares of common stock that person otherwise has rights to acquire within 60 days after June 13, 2018, if any. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. Beneficial ownership as shown in the following table has been determined in accordance with the rules of the SEC.

	Beneficial Ownership Prior to Offering		Number of Shares Offered Hereby	Beneficial Ownership After Offering
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Green Energy Investment Holdings LLC (“GEIH”) (1)	3,574,087	1.7%	1,489,203	2,084,884	1.0%
IN-FP1 LLC (2)	2,531,645	1.2%	1,582,278	949,367	*
Silver Rock Credit Fund LP (3)	156,918	*	65,224	91,694	*
Silver Rock Opportunistic Credit Fund LP (4)	53,162	*	22,151	31,011	*
Wellwater LLC (5)	13,290	*	5,696	7,594	*

*	Represents less than 1%.
(1)	GEIH directly owns $56,470,588.24 aggregate principal amount of Convertible Notes, which may be converted into an aggregate of 3,574,087 shares of common stock, 1,489,203 of which are being registered under the registration statement of which this prospectus forms a part.

Green Equity Investors VI, L.P., a Delaware limited partnership (“GEI VI”), Green Equity Investors Side VI, L.P., a Delaware limited partnership (“GEI Side VI”), LGP Associates VI-A LLC, a Delaware limited liability company (“Sidecar VI-A”) and LGP Associates VI-B LLC, a Delaware limited liability company (“Sidecar VI-B,” and together with Sidecar VI-A, the “Sidecars”) are members of GEIH. GEIH holds the Convertible Notes for the benefit of its members, GEI VI, GEI Side VI and the Sidecars. GEI Capital VI, LLC, a Delaware limited liability company (“GEIC”), is the general partner of GEI VI and GEI Side VI. Green VI Holdings, LLC, a Delaware limited liability company (“Holdings”), is a limited partner of GEI VI and GEI Side VI. Leonard Green & Partners, L.P., a Delaware limited partnership (“LGP”), is the manager of GEI VI, GEI Side VI and Peridot Coinvest Manager LLC, a Delaware limited liability company (“Peridot”), and an affiliate of GEIC and Holdings. Peridot is the manager of GEIH and the Sidecars. LGP Management, Inc., a Delaware corporation (“LGPM”), is the general partner of LGP. GEI VI, GEI Side VI and the Sidecars, as the members of GEIH, LGP, as the manager of GEI VI, GEI Side VI, and Peridot, LGPM, as the general partner of LGP, GEIC, as the general partner of GEI VI and GEI Side VI, Peridot, as the manager of GEIH and the Sidecars, and Holdings, as a limited partner of GEI VI and GEI Side VI, directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed to share voting and investment power with respect to the shares of common stock issuable upon the conversion of the Convertible Notes owned by GEIH. As such, GEI VI, GEI Side VI, the Sidecars, GEIC, Holdings, LGP, Peridot, and LGPM may be deemed to be the indirect beneficial owners of such shares. Each of GEI VI, GEI Side VI, the Sidecars, GEIC, Holdings, LGP, Peridot, and LGPM disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest, if any, therein.

The address of GEIH is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(2)	IN-FP1 LLC, a Delaware limited liability company, holds $40,000,000.00 aggregate principal amount of Convertible Notes, which amount is convertible into 2,531,645 shares of common stock, 1,582,278 of which shares are being registered under the registration statement of which this prospectus forms a part. The Manager of IN-FP1 LLC is Mr. Ralph Finerman. The address of IN-FP1 LLC and its Manager is 1250 4th Street, Fifth Floor, Santa Monica, California 90401.
(3)	Silver Rock Credit Fund LP, a Delaware limited partnership (“SRCF”), holds an aggregate principal amount of Convertible Notes of $2,479,411.76, which amount is convertible into 156,918 shares of common stock, 65,224 of which are being registered under the registration statement of which this prospectus forms a part. The Manager of SRCF is Silver Rock Financial LP. The address of SRCF and its Manager is 12100 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025.
(4)	Silver Rock Opportunistic Credit Fund LP, a Cayman Islands exempted limited partnership (“SROCF”), holds an aggregate principal amount of Convertible Notes of $840,000.00, which amount is convertible into 53,162 shares of common stock, 22,151 of which are being registered under the registration statement of which this prospectus forms a part. The Manager of SROCF is Silver Rock Financial LP. The address of SROCF and its Manager is 12100 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025.
(5)	Wellwater LLC, a Delaware limited liability company, holds an aggregate principal amount of Convertible Notes of $210,000.00, which amount is convertible into 13,290 shares of common stock, 5,696 of which are being registered under the registration statement of which this prospectus forms a part. The Manager of Wellwater LLC is Silver Rock Financial LP. The address of Wellwater LLC and its Manager is 12100 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025.

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